Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
General

The following description of our capital stock is a summary of the rights of our capital stock and summarizes certain provisions of our Restated Articles of Incorporation (as amended, our “Articles of Incorporation”) and Amended and Restated Bylaws (as amended, our “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our public filings with the Securities and Exchange Commission, as well as to the applicable provisions of Nevada law. References to “we,” “our,” “us,” or the “Company” refer to MARA Holdings, Inc.

Certain provisions of our Articles of Incorporation and Bylaws and the Nevada Revised Statutes (“NRS”) summarized below may have an anti-takeover effect. These provisions may have the effect of delaying, deferring or preventing a merger or other takeover or change-of-control attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares of our capital stock held by our stockholders.

Common Stock

Pursuant to our Articles of Incorporation, we are authorized to issue 800,000,000 shares of common stock, par value $0.0001 per share.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of a third of the outstanding shares of our common stock are necessary to constitute a quorum at any meeting of stockholders. Directors are elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors. Any other action is authorized by a majority of the votes cast except where the NRS prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of our Articles of Incorporation and our Bylaws. A vote of at least a majority of the voting power of all affected outstanding shares of our capital stock is required to amend provisions of our Articles of Incorporation. A majority of the voting power of our stockholders is required to effectuate a merger.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive such dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Pursuant to our Articles of Incorporation, we are authorized to issue 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of The Nasdaq Capital Market or other securities exchange or market on which our stock is then listed or admitted to trading.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

Classified Board

Under our Bylaws, our board of directors is divided into three classes of directors, divided as nearly as equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The existence of a classified board could delay a potential acquiror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquiror.

Anti-Takeover Laws

The NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the

State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not timely amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its Articles of Incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original Articles of Incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our Articles of Incorporation, and we have not amended our Articles of Incorporation to so elect.

Further, NRS 78.139 provides that directors may resist a change or potential change in control of a corporation if the board of directors determines that the change or potential change in control is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “MARA”.